As filed with the Securities and Exchange Commission on June 14, 2007
Registration Statement No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
__________________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________________

FPL GROUP, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2449419
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
_____________________________________________________________________________________

700 Universe Boulevard
Juno Beach, Florida 33408
(Address of Principal Executive Offices)   (Zip Code)
_____________________________________________________________________________________

FPL Group, Inc. 2007 Non-Employee Directors Stock Plan
(Full title of the plan)
_____________________________________________________________________________________

Edward F. Tancer, Esq. Vice President & General Counsel FPL Group, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000
(Name and address of agent for service)
(Telephone Number, including area code, of agent for service)

___________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.01 par value	450,000 (2)	$57.89	$26,050,500	$800

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low sales prices of the common stock of FPL Group, Inc. on the New York Stock Exchange Composite Transactions Tape on June 8, 2007.

(2)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also relates to such indeterminate number of additional shares of the common stock of FPL Group, Inc. as may be issuable as a result of stock splits, stock dividends, recapitalizations, mergers, reorganizations, combinations or exchange of shares or other similar events.

___________________

This registration statement shall become effective upon filing with the Securities and Exchange Commission (“SEC”) in accordance with Section 8(a) of the Securities Act, and Rules 456 and 462 promulgated thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

Not required to be filed with the SEC.

Item 2.    Registrant Information and Employee Plan Annual Information.

Not required to be filed with the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by FPL Group are incorporated herein by reference:

1.	FPL Group, Inc.’s (FPL Group) Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

2.	FPL Group’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007; and

3.
FPL Group’s Current Reports on Form 8-K filed with the SEC on February 21, 2007, March 20, 2007 (as amended by a Form 8-K/A filed on May 25, 2007), April 5, 2007, May 25, 2007 (excluding information furnished and not filed), June 4, 2007 (excluding information furnished and not filed) and June 13, 2007.

In addition, all reports and documents filed by FPL Group pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement

Item 4.    Description of Securities.

General.  The following statements describing FPL Group’s common stock are not intended to be a complete description.  For additional information, please see FPL Group’s Restated Articles of Incorporation, as amended (“Charter”), and its bylaws, which set forth the terms of the common stock.  Please also see the Mortgage and Deed of Trust, dated as of January 1, 1944, between Florida Power & Light Company and Deutsche Bank Trust Company Americas, as trustee, as amended and supplemented (the “Mortgage”), which contains restrictions which may limit the ability of Florida Power & Light Company to pay dividends to FPL Group.  Each of these documents has been previously filed with the SEC and they are exhibits to this registration statement.  Reference is also made to the laws of the State of Florida.

FPL Group’s authorized capital stock consists of 800,000,000 shares of common stock, $.01 par value, and 100,000,000 shares of serial preferred stock, $.01 par value.  As of May 31, 2007, 406,698,285 shares of common stock were issued and outstanding and no shares of serial preferred stock were issued and outstanding.  The FPL Group common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto.  The outstanding shares of common stock are, and when issued the shares offered hereby will be, fully paid and nonassessable.  In some cases, the issuance of preferred stock could make it difficult for another company to acquire FPL Group and make it harder to remove current management

All outstanding FPL Group common stock is listed on the NYSE and trades under the symbol “FPL.”  The registrar and transfer agent for the FPL Group common stock is Computershare Investor Services, LLC.

A number of provisions that are in FPL Group’s Charter and bylaws will make it difficult for another company to acquire FPL Group and for a holder of FPL Group common stock to receive any related takeover premium for its shares.  See “—Voting Rights and Non-Cumulative Voting.”

Dividend Rights.  Each share of common stock is entitled to participate equally with respect to dividends declared on the common stock out of funds legally available for the payment thereof.

FPL Group’s Charter does not limit the dividends that can be paid on the common stock.  However, as a practical matter, the ability of FPL Group to pay dividends on the common stock is dependent upon, among other things, dividends paid to it by its subsidiaries, including Florida Power & Light Company.  Florida Power & Light Company’s ability to pay dividends is limited by restrictions contained in the Mortgage.  However, these restrictions do not currently limit Florida Power & Light Company’s ability to pay dividends to FPL Group from its retained earnings.

FPL Group Capital Inc (“FPL Group Capital”) has issued junior subordinated debentures in connection with preferred trust securities previously issued by FPL Group Capital Trust I, which junior subordinated debentures are guaranteed by FPL Group.  FPL Group Capital has the right, from time to time, to defer the payment of interest on its outstanding junior subordinated debentures for a deferral period of up to 20 consecutive quarters.  FPL Group Capital has also issued three series of junior subordinated debentures not in connection with preferred trust securities, which junior subordinated debentures are guaranteed by FPL Group.  FPL Group Capital has the right, from time to time, to defer the payment of interest on these outstanding junior subordinated debentures on one or more occasions for up to 10 consecutive years.  FPL Group, Florida Power & Light Company and/or FPL Group Capital may issue, from time to time, additional junior subordinated debentures.  FPL Group, Florida Power & Light Company and/or FPL Group Capital may have similar rights to defer the payment of interest on those additional junior subordinated debentures.  If FPL Group Capital and/or FPL Group exercises any such right to defer the payment of interest, FPL Group would not be able to pay dividends on its common stock or preferred stock during the periods when such payments are delayed with certain limited exceptions.  If Florida Power & Light Company exercises any such right to defer the payment of interest, it would not be able to pay dividends to any holder of its common stock or preferred stock, including FPL Group, during the periods when such payments are delayed with certain limited exceptions.  In addition, FPL Group, FPL Group Capital and Florida Power & Light Company may issue other securities in the future that have a similar right to delay interest or distribution payments and similar dividend restrictions in the event of the exercise of such rights.

In addition, FPL Group may issue one or more series of its serial preferred stock, $.01 par value, without the approval of its shareholders.  Each series may have terms that differ from those of any other series and may provide for dividend, liquidation, voting and other rights that are superior or prior to those of FPL Group’s common stock.

Voting Rights and Non-Cumulative Voting.  In general, the holders of FPL Group common stock are entitled to one vote per share for the election of directors and for other corporate purposes.  The Charter:

(1)
permits the shareholders to remove a director only for cause and only by the affirmative vote of 75% in voting power of the outstanding shares of common stock and other outstanding voting stock, voting as a class;

(2)	provides that a vacancy on the Board of Directors may be filled only by the remaining directors;

(3)
permits shareholders to take action only at an annual meeting, or a special meeting duly called by certain officers, the Board of Directors or the holders of a majority in voting power of the outstanding shares of voting stock entitled to vote on the matter;

(4)
requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to approve certain Business Combinations (as defined below) with an Interested Shareholder (as defined below) or its affiliate, unless approved by a majority of the Continuing Directors (as defined below) or, in certain cases, unless certain minimum price and procedural requirements are met; and

(5)
requires the affirmative vote of 75% in voting power of the outstanding shares of voting stock to amend the bylaws or to amend certain provisions of the Charter including those provisions discussed in (1) through (4) above.

Such provisions may have significant effects on the ability of the shareholders to change the composition of an incumbent Board of Directors or to benefit from certain transactions which are opposed by an incumbent Board of Directors.

The term “Interested Shareholder” is defined in the Charter to include a security holder who owns 10% or more in voting power of the outstanding shares of voting stock, and the term “Continuing Director” is defined in the Charter to include any director who is not an affiliate of an Interested Shareholder.  The above provisions dealing with Business Combinations involving FPL Group and an Interested Shareholder may discriminate against a security holder who becomes an Interested Shareholder by reason of the beneficial ownership of such amount of common or other voting stock.  The term “Business Combination” is defined in the Charter to include:

(1)
any merger or consolidation of FPL Group or any direct or indirect majority-owned subsidiary with (a) an Interested Shareholder or (b) any other corporation which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder;

(2)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition in one transaction or a series of transactions to or with any Interested Shareholder or any affiliate of an Interested Shareholder of assets of FPL Group or any direct or indirect majority-owned subsidiary having an aggregate fair market value of $10,000,000 or more;

(3)
the issuance or transfer by FPL Group or any direct or indirect majority-owned subsidiary in one transaction or a series of transactions of any securities of FPL Group or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $10,000,000 or more;

(4)	the adoption of any plan or proposal for the liquidation or dissolution of FPL Group proposed by or on behalf of an Interested Shareholder or an affiliate of an Interested Shareholder; or

(5)
any reclassification of securities, including any reverse stock split, or recapitalization, of FPL Group, or any merger or consolidation of FPL Group with any of its direct or indirect majority-owned subsidiaries or any other transaction which has the direct or indirect effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of FPL Group or any direct or indirect wholly-owned subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

The holders of common stock do not have cumulative voting rights, and therefore the holders of more than 50% of a quorum (majority) of the outstanding shares of common stock can elect all of FPL Group’s directors.  Unless otherwise provided in the Charter or the bylaws or in accordance with applicable law, the affirmative vote of a majority of the total number of shares represented at a meeting and entitled to vote is required for shareholder action on a matter.  Voting rights for the election of directors or otherwise, if any, for any series of the serial preferred stock, will be established by the Board of Directors when such series is issued.

Liquidation Rights.  After satisfaction of creditors and payments due the holders of serial preferred stock, if any, the holders of common stock are entitled to share ratably in the distribution of all remaining assets.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers.

Section 607.0850 of the Florida Statutes generally permits FPL Group to indemnify its directors, officers, employees or other agents who are subject to any third-party actions because of their service to FPL Group if such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of FPL Group.  If the proceeding is a criminal one, such person must also have had no reasonable cause to believe his conduct was unlawful.  In addition, FPL Group may indemnify its directors, officers, employees or other agents who are subject to derivative actions against expenses and amounts paid in settlement which do not exceed, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, including any appeal thereof, actually and reasonably incurred in connection with the defense or settlement of such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of FPL Group.  To the extent that a director, officer, employee or other agent is successful on the merits or otherwise in defense of a third-party or derivative action, such person will be indemnified against expenses actually and reasonably incurred in connection therewith.  This section of the Florida Statutes also permits FPL Group to further indemnify such persons by other means unless a judgment or other final adjudication establishes that such person’s actions or omissions which were material to the cause of action constitute any of the following:

•	a crime (unless such person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it unlawful);

•	a transaction from which he derived an improper personal benefit;

•	an action in violation of Florida Statutes Section 607.0834 (unlawful distributions to shareholders); or

•
willful misconduct or a conscious disregard for the best interests of FPL Group in a proceeding by or in the right of FPL Group to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Furthermore, Florida Statutes Section 607.0831 provides, in general, that no director shall be personally liable for monetary damages to a corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless:

•	the director breached or failed to perform his duties as a director; and

•	the director’s breach of, or failure to perform, those duties constitutes any of the following:

o	a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

o	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

o	a circumstance under which the liability provisions of Florida Statutes Section 607.0834 are applicable;

o
in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

o
in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

FPL Group’s bylaws provide generally that FPL Group shall, to the fullest extent permitted by law, indemnify all of its directors and officers, directors, officers, or other employees serving as a fiduciary of an employee benefit plan of FPL Group, as well as any employees or agents of FPL Group’s or other persons serving at the request of FPL Group in any capacity with any entity or enterprise other than FPL Group to whom FPL Group has agreed to grant indemnification to the extent that any such person is made a party or threatened to be made a party or called as a witness or is otherwise involved in any action, suit, or proceeding in connection with his status as an indemnified person.  Such indemnification covers all expenses incurred by any indemnified person (including attorneys’ fees) and all liabilities and losses (including judgments, fines and amounts to be paid in settlement) incurred thereby in connection with any such action, suit or proceeding.

In addition, FPL Group carries insurance permitted by the laws of Florida on behalf of directors, officers, employees or agents which may cover, among other things, liabilities under the Securities Act.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

*4(a)
Restated Articles of Incorporation of FPL Group dated December 31, 1984, as amended through March 10, 2005 (filed as Exhibit 3(i) to Registration Statement on Form S-4 dated April 28, 2005, File No. 333-124438).

*4(b)	Amendment to FPL Group’s Restated Articles of Incorporation dated July 3, 2006 (filed as Exhibit 3(i) to Form 8-K dated June 30, 2006, File No. 1-8841).
*4(c)	Amended and Restated Bylaws of FPL Group, as amended through May 26, 2006 (filed as Exhibit 3(ii)a to Form 10-Q for the quarter ended June 30, 2006, File No. 1-8841).
*4(d)
Mortgage and Deed of Trust dated as of January 1, 1944, and One hundred and eleven Supplements thereto, between FPL and Deutsche Bank Trust Company Americas, Trustee (filed as Exhibit B-3, File No. 2-4845; Exhibit 7(a), File No. 2-7126; Exhibit 7(a), File No. 2-7523; Exhibit 7(a), File No. 2-7990; Exhibit 7(a), File No. 2-9217; Exhibit 4(a)-5, File No. 2-10093; Exhibit 4(c), File No. 2-11491; Exhibit 4(b)-1, File No. 2-12900; Exhibit 4(b)-1, File No. 2-13255; Exhibit 4(b)-1, File No. 2-13705; Exhibit 4(b)-1, File No. 2-13925; Exhibit 4(b)-1, File No. 2-15088; Exhibit 4(b)-1, File No. 2-15677; Exhibit 4(b)-1, File No. 2-20501; Exhibit 4(b)-1, File No. 2-22104; Exhibit 2(c), File No. 2-23142; Exhibit 2(c), File No. 2-24195; Exhibit 4(b)-1, File No. 2-25677; Exhibit 2(c), File No. 2-27612; Exhibit 2(c), File No. 2-29001; Exhibit 2(c), File No. 2-30542; Exhibit 2(c), File No. 2-33038; Exhibit 2(c), File No. 2-37679; Exhibit 2(c), File No. 2-39006; Exhibit 2(c), File No. 2-41312; Exhibit 2(c), File No. 2-44234; Exhibit 2(c), File No. 2-46502; Exhibit 2(c), File No. 2-48679; Exhibit 2(c), File No. 2-49726; Exhibit 2(c), File No. 2-50712; Exhibit 2(c), File No. 2-52826; Exhibit 2(c), File No. 2-53272; Exhibit 2(c), File No. 2-54242; Exhibit 2(c), File No. 2-56228; Exhibits 2(c) and 2(d), File No. 2-60413; Exhibits 2(c) and 2(d), File No. 2-65701; Exhibit 2(c), File No. 2-66524; Exhibit 2(c), File No. 2-67239; Exhibit 4(c), File No. 2-69716; Exhibit 4(c), File No. 2-70767; Exhibit 4(b), File No. 2-71542; Exhibit 4(b), File No. 2-73799; Exhibits 4(c), 4(d) and 4(e), File No. 2-75762; Exhibit 4(c), File No. 2-77629; Exhibit 4(c), File No. 2-79557; Exhibit 99(a) to Post-Effective Amendment No. 5 to Form S-8, File No. 33-18669; Exhibit 99(a) to Post-Effective Amendment No. 1 to Form S-3, File No. 33-46076; Exhibit 4(b) to Form 10-K for the year ended December 31, 1993, File No. 1-3545; Exhibit 4(i) to Form 10-Q for the quarter ended June 30, 1994, File No. 1-3545; Exhibit 4(b) to Form 10-Q for the quarter ended June 30, 1995, File No. 1-3545; Exhibit 4(a) to Form 10-Q for the quarter ended March 31,1996, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended June 30, 1998, File No. 1-3545; Exhibit 4 to Form 10-Q for the quarter ended March 31, 1999, File No. 1-3545; Exhibit 4(f) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(g) to Form 10-K for the year ended December 31, 2000, File No. 1-3545; Exhibit 4(o), File No. 333-102169; Exhibit 4(k) to Post-Effective Amendment No. 1 to Form S-3, File No. 333-102172; Exhibit 4(l) to Post-Effective Amendment No. 2 to Form S-3, File No. 333-102172; Exhibit 4(m) to Post-Effective Amendment No. 3 to Form S-3, File No. 333-102172 and Exhibit 4(a) to Form 10-Q for the quarter ended September 30, 2004, File No. 2-27612); Exhibit 4(f) to Amendment No. 1 to Form S-3, File No. 333-125275; Exhibit 4(y) to Post-Effective Amendment No. 2 to Form S-3, File Nos. 333-116300, 333-116300-01 and 333-116300-02; Exhibit 4(z) to Post-Effective Amendment No. 3 to Form S-3, File Nos. 333-116300, 333-116300-01 and 333-116300-02; Exhibit 4(b) to Form 10-Q for the quarter ended March 31, 2006, File No. 2-27612; and Exhibit 4(a) to Form 8-K dated April 17, 2007, File No. 2-27612).
5	Opinion and consent of Edward F. Tancer, Esq.
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of Edward F. Tancer, Esq. (included in Exhibit 5 to this registration statement).
24	Power of Attorney (included on the signature pages of this registration statement).
99	FPL Group, Inc. 2007 Non-Employee Directors Stock Plan.
*  Incorporated by reference as indicated.

Item 9.    Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (a)(1)(i) or (a)(1)(ii) if such information is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section

15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints the agent for service named in this registration statement as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

THE REGISTRANT.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on the 14th day of June, 2007.

FPL GROUP, INC.
By:	/s/ LEWIS HAY, III
Lewis Hay, III Chairman of the Board, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ LEWIS HAY, III Lewis Hay, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2007
/s/ MORAY P. DEWHURST Moray P. Dewhurst	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	June 14, 2007
/s/ K. MICHAEL DAVIS K. Michael Davis	Controller and Chief Accounting Officer (Principal Accounting Officer)	June 14, 2007
/s/ SHERRY S. BARRAT Sherry S. Barrat	Director	June 14, 2007
/s/ ROBERT M. BEALL, II Robert M. Beall, II	Director	June 14, 2007

/s/ J. HYATT BROWN J. Hyatt Brown	Director	June 14, 2007
/s/ JAMES L. CAMAREN James L. Camaren	Director	June 14, 2007
/s/ J. BRIAN FERGUSON J. Brian Ferguson	Director	June 14, 2007
/s/ TONI JENNINGS Toni Jennings	Director	June 14, 2007
/s/ OLIVER D. KINGSLEY, JR. Oliver D. Kingsley, Jr.	Director	June 14, 2007
/s/ RUDY E. SCHUPP Rudy E. Schupp	Director	June 14, 2007
/s/ MICHAEL H. THAMAN Michael H. Thaman	Director	June 14, 2007
/s/ HANSEL E. TOOKES, II Hansel E. Tookes, II	Director	June 14, 2007
/s/ PAUL R. TREGURTHA Paul R. Tregurtha	Director	June 14, 2007

Index to Exhibits

Exhibit Number	Description
5	Opinion and consent of Edward F. Tancer, Esq.
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of Edward F. Tancer, Esq. (included in Exhibit 5 to this registration statement).
24	Power of Attorney (included on the signature pages of this registration statement).
99	FPL Group, Inc. 2007 Non-Employee Directors Stock Plan.